March 29, 2005

Via Fax: 407-438-8949

Messrs. Michael J. O’Donnell
and Joseph J. Raymond, Jr.
Members of ALS, LLC
c/o Advantage Services Group, LLC
27 North Summerlin Avenue
Orlando, FL 32801

Re:    Termination of Management Agreement

Dear Messrs. O’Donnell and Raymond, Jr.:

The purpose of this letter is to confirm our understanding that Stratus Services Group, Inc. (“Stratus”) and ALS, LLC (“ALS”) have mutually agreed to terminate the Management Agreement between the parties dated as of February 2, 2005 and that all of the provisions of such agreement are hereby null and void and of no further force or effect.

This letter is also intended to confirm our understanding that the Outsourcing Agreement dated August 13, 2004 between Stratus and ALS is hereby reinstated on its original terms except that:

(i) The penultimate sentence of Section 3 is hereby revised to read in its entirety as follows:

The fee shall be equal to 3% of what the payroll for the California branches of Stratus would have been over that period of time.

(ii) The following sentence is hereby added to the end of Section 3.

No termination fee will be payable if Stratus terminates the agreement solely with respect to business done outside of the State of California (the “Non-California Business”); provided, however, that if Stratus terminates the agreement with respect to the Non-California Business, it will reimburse ALS for reasonable costs and expenses incurred by it in connection with taking on the Non-California Business and such termination of the Non-California Business.

(iii) Section 8 hereof is hereby amended and restated in its entirety as set forth in Exhibit A hereto.

(iv) Exhibit A to the Outsourcing Agreement is hereby amended to add thereto the States of New Jersey, Delaware, Pennsylvania, Maryland, New York, Massachusetts and Texas. The billing rate for such services in such states shall be at the rates set forth on Exhibit E of the Management Agreement. Compensation shall be payable under the Outsourcing Agreement as if it had been in effect during all periods after its effective date of August 13, 2004; provided, however, that such compensation shall be payable in accordance with the rates set forth on Exhibit E to the Management Agreement, and any amount paid by Stratus to ALS under the Management Agreement shall be credited against amounts owed under the Outsourcing Agreement.

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ALS and Stratus further agree that the individuals identified on Exhibit B hereto shall remain as employees of ALS (the “Transition Employees”) for a period that will not last beyond the date of the earlier of (a) the termination of the Non-California Business or (b) the termination of the Outsourcing Agreement, and that ALS and Stratus will enter into a Transition Agreement which will provide, among other terms that the parties may agree to, that Stratus will be responsible for paying any commissions owed to such Transition Employees for sales made on behalf of Stratus and will reimburse the Transition Employees for reasonable business expenses incurred with respect to sales activities undertaken with respect to the business of Stratus.

This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which shall be deemed to be one and the same instrument.

Kindly confirm your agreement to the above by signing below and returning a copy to the undersigned.

Very truly yours,
Stratus Services Group, Inc.
By: /s/ Joseph J. Raymond

Joseph J. Raymond
Chairman and CEO

AGREED TO AND ACCEPTED BY:
ALS, LLC By: /s/ Michael J. O’Donnell Michael J. O’Donnell	WITNESS:
Title: CEO	WITNESS:
By: /s/ Joseph J. Raymond Joseph J. Raymond, Jr.
Title:

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EXHIBIT A

Section 8. INVOICING of the OUTSOURCING AGREEMENT shall be replaced in its entirety with the following:

8.    INVOICING

ADVANTAGE’s invoices to STRATUS will be rendered weekly. Except as noted below, all invoices shall be billed directly to STRATUS and not to STRATUS clients. Client will receive invoices from STRATUS.

ADVANTAGE’s billings to STRATUS shall be in ADVANTAGE’s standard format, which is set forth on Exhibit D attached hereto, the general form of which STRATUS hereby acknowledges. STRATUS shall, upon receipt of each ADVANTAGE weekly invoice, forward a check or checks representing one hundred percent (100%) of the invoiced amount, which checks ADVANTAGE shall deposit according to the schedule of 25% on the Due Date, Friday, 25% the following Monday, 25% the following Tuesday, and 25% the following Wednesday, or such other times as to which the parties shall mutually agree. In consideration for extending the terms, and in order for ADVANTAGE to evaluate continuing such terms, STRATUS will provide financial information acceptable to ADVANTAGE.

In the event that STRATUS defaults on any of its payment obligations hereunder to ADVANTAGE by not paying same as noted above, (“Payment Default”), ADVANTAGE shall simultaneously deliver, to STRATUS and to Capital Temp Funds or any successor lender thereto (the “Lender”), a Notice of Default (Email to Jeffrey Raymond, the Lender, and Michael Maltzman is considered notice). STRATUS shall have eight (8) business hours to cure such Notice of Default. If STRATUS does not cure same, the Lender will direct payment of funds to ADVANTAGE, to cover as much of STRATUS’ Payment Default as can be paid from STRATUS’ Available Amount under its Line of Credit with the Lender. The Lender will make such direct payment of funds available to ADVANTAGE until the Payment Default has been cured, and for a period of thirty (30) days thereafter. Further subject to the consent of the Lender, in the event that Stratus defaults on any of its payment obligations hereunder, Advantage shall have the right to bill Stratus Clients directly for any outstanding receivables or any future receivables due to Advantage. Stratus will use its best efforts to obtain such Lender consent; provided, however, that “best efforts” shall not be construed as requiring the payment of any compensation to the Lender (other than that which is otherwise owed to the Lender by Stratus).

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EXHIBIT B

Bryan Smith
Richard Jacoby
Regina Pritchard
Michelle Mills
.
Thomas Henckel

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